Exhibit 99.1

Press Release

VendingData Receives Notice from AMEX

Company has responded to the AMEX which it believes will result in a timely resolution

Las Vegas, Nevada—(PRNewsWire) - July 17, 2006—VendingData Corporation (AMEX: VNX), announced today that it received a letter from the American Stock Exchange on July 11, 2006 citing the Company’s compliance with Section 3.01 of the AMEX Company Guide based on the Company’s failure to timely file an application for listing of 1,000,000 common previously issued by the Company. The AMEX letter stated that the letter constitutes a warning and that the AMEX has determined not to apply the continued listing evaluation or follow-up procedures specified in Section 1009 of the AMEX Company Guide. VendingData has since filed with the AMEX the required listing application for the 1,000,000 common shares and believes that the matter will be resolved shortly.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

About VendingData™ Corporation

VendingData Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company’s products include the Deck Checker, PokerOne and RandomPlus shuffler lines. VendingData’s newest innovative products include the ChipWasher and high-frequency RFID Casino Chips. The company’s customers include mega-gaming corporations such as Caesars Entertainment, MGM Mirage, Station Casinos, and Boyd Gaming as well as major casinos such as The Venetian, Foxwoods Resort Casino and the world’s largest poker room, Commerce Casino. International customers include casinos in Argentina, Columbia, Korea, Macau, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.